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                                                               EXHIBIT 99.3

                                   SPECIAL ADDENDUM
                                          TO
                                STOCK OPTION AGREEMENT

     The provisions of this Special Addendum are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") between Cygnus, Inc. (the "Corporation") and _________________________________ ("Optionee") evidencing the grant on this date of a stock option (the "Option") to Optionee under the terms of the Corporation's 1994 Stock Option/Award Plan. The provisions of this Special Addendum shall be effective immediately for such Option.

     All capitalized terms in this Special Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in that certain change in control benefit agreement (the "Change in Control Agreement") between the Corporation and Optionee dated February 5, 1996 and as subsequently modified and restated on August 28, 1998 and shall continue to have those meanings whether or not the Change in Control Agreement remains in effect throughout the term of each Option subject to this Special Addendum.


                                CHANGE IN CONTROL

     1. The Option, to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable for all of the Option Shares pursuant to the Exercise Schedule, shall, immediately prior to the closing date of such Change in Control, vest in full and become exercisable for all of the Option Shares and may be exercised for any or all of those shares as fully-vested shares.


     2. Immediately following the consummation of the Change in Control, the Option shall terminate and cease to be outstanding, except the extent assumed by the successor entity (or its parent entity) or otherwise continued in full force and effect pursuant to the express terms of the Change in Control transaction.

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     3.   To the extent the Option is assumed in the Change in Control or otherwise continued in full force and effect, the Option shall remain fully exercisable for the option shares until the EARLIER of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the Date of Termination.

     4. For purposes of this Addendum, the following definitions shall be in effect:

          CHANGE IN CONTROL shall have the meaning given such term in Exhibit A to the Change in Control Agreement.

          DATE OF TERMINATION refers to cessation of employment and shall have the meaning given such term in Exhibit A to the Change in Control Agreement.

          EXERCISE SCHEDULE shall mean the schedule set forth in the Stock Option Agreement for the Option, pursuant to which the Option is to vest and become exercisable for the Option Shares in a series of installments over Optionee's period of employment with the Corporation.

          EXPIRATION DATE shall mean the expiration date of the ten
     (10)-year term of the Option.

          OPTION SHARES shall mean the shares of the Corporation's Common Stock subject to the Option in question.

     5. The provisions of this Special Addendum shall govern the period for which the Option is to remain exercisable following the termination of the Optionee's employment after the Change in Control and shall supersede any provisions to the contrary in the Option Agreement.



                                      2.

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     6.   The provisions of this Special Addendum shall survive the
expiration or termination of the Change in Control Agreement and shall accordingly remain in full force and effect following any such expiration or termination.

     IN WITNESS WHEREOF, Cygnus, Inc. has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.


                                               CYGNUS, INC.

                                               By:_____________________________


                                               Title:__________________________


EFFECTIVE DATE:__________________ , 199__




                                      3.